Exhibit 4.7

Amendment No. 2 to the Consultancy Agreement

between

QIAGEN GmbH („Company”)

and

Dr. Metin Colpan („Consultant”)

dated March 23, 2009

Company and Consultant are parties to a Consultancy Agreement dated December 4, 2003 as amended (the “Agreement”). Both parties wish to amend the Agreement as follows:

1.	§ 1.3.1 of the Agreement shall be replaced by the following provision:

“1.3.1	The Company will make available an office to the Consultant on its premises in Hilden. The Consultant shall not other than at the specific request of the Company be required to attend at his office in the Company. He shall, however, be available by telephone on reasonable prior notice.”

2.	The Company and the Consultant have agreed to decrease the number of projects assigned to him under the Agreement. Therefore, § 6.3 of the Agreement shall be replaced in its entirety by the following provision:

“6. 3	The Company shall assign projects to the Consultant requiring his Services for up to 75 days per year (“Projected Days”) it being understood that the assignments shall be reasonably prorated over the calendar year. In case that the Projected Days are not achieved within one calendar year, the remaining difference between the achieved number of days and the Projected Days shall be carried forward to the next year. Any director’s fees to be paid by the Company to the Consultant in his capacity as a member of the Supervisory Board shall be deducted from the consultancy fees due under this Agreement. Payment of the consultancy fees shall be made quarterly on receipt by the Company on an invoice in the appropriate amount.”

3.	§ 11. 1 of the Agreement shall be replaced by the following provision:

“11.1	During the term of this Agreement the Consultant shall not compete directly or indirectly in any manner whatsoever whether as employee, agent, consultant or through participations and the like with operations or businesses in which the Company is engaged, in particular, without limitation, the Consultant shall not engage in the field of (i) innovative enabling technologies and products for collection, stabilization, separation and purification of nucleic acids (DNA and RNA) automation of such and (ii) assay technologies.”

4.	All other provisions of the Agreement shall remain unaffected hereof.

/s/ Peer M. Schatz	/s/ Metin Colpan

QIAGEN GmbH	Dr. Metin Colpan